June 28, 2016

Richard T. Kenney, M.D.
[Address]
[Address]

Dear Dr. Kenney:

As we have discussed, in connection with changes in our clinical organization, your job title with Immune Design Corp. (the “Company”) will be changed to Principal Medical Advisor. To retain your employment during this transition, the Company is offering you this transition agreement (the “Agreement”) to specify and confirm the terms of your employment and separation with the Company.
1.Transition Period.
a.    Duties. You will serve as the Company’s Principal Medical Advisor and perform such duties as outlined by the Company’s Chief Executive Officer. In addition, you must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company (including your obligations under your Confidentiality Agreement, a copy of which is attached as Exhibit B).
b.    Compensation and Benefits. Between the date of this Agreement and your Separation Date (as defined in Section 2 below) (the “Transition Period”), you will continue to receive a salary of $336,000 per year, payable in accordance with the Company’s standard payroll schedule, and subject to standard payroll deductions and withholdings (your “Base Salary”). You will remain eligible to participate in all of the Company’s medical, dental, retirement and other benefit plans, subject to the terms and conditions of those plans.
c.    Equity. All of your outstanding stock options and restricted stock unit awards with the Company (your “Equity Awards”) will continue to vest and be exercisable during the Transition Period as a “Service Provider” under the terms of the Company’s 2014 Omnibus Incentive Plan and your equity award agreements (the “Option Plan”).
2.    Separation Date. You are entitled to resign your employment for any reason at any time, and the Company is entitled to terminate your employment for any reason at any time. Your last day of employment, whenever it occurs, shall be your “Separation Date” for purposes of this Agreement. On the Separation Date, the Company will pay you all accrued salary and all accrued but unused PTO earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement. In addition, if the Company terminates your employment for any reason, or if you resign your employment on or following December 31, 2016 (or such earlier time upon mutual agreement with the Company), you will be eligible for the Severance Benefits set forth in Section 3, subject to the terms and conditions set forth therein. If you resign your employment before December 31, 2016 (unless by mutual agreement with the Company), your employment will end immediately and you will not receive any further compensation or benefits from the Company (including the Severance Benefits set forth in Section 3 below), except for any unpaid salary and unused PTO accrued through the Separation Date.
3.    Severance Benefits. Subject to Section 2 above, if you timely return a fully-executed copy of this Agreement to the Company and remain in compliance with its terms, and you execute and return to the Company the Separation Date Release attached hereto as Exhibit A on the Separation Date, and allow it to become effective by its terms, then the Company will provide you with the following severance benefits (the “Severance Benefits”):
a.    Severance Payment. The Company will pay you, as severance, an amount equivalent to nine (9) months of your Base Salary, subject to standard payroll deductions and withholdings (the “Severance Payment”). The Severance Payment will be paid in a lump sum on the Company’s first regularly-scheduled payroll date on or after the 60th day following your Separation Date.
b.    Accelerated Vesting. The Company will accelerate the vesting of your unvested Equity Awards such that, as of the Separation Date, you will receive any additional vesting you would have received if you had remained employed with the Company for nine (9) months following the Separation Date.
c.    COBRA Benefits. If, following the Separation Date, you timely elect continued coverage under COBRA, the Company shall reimburse you for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) nine (9) months following the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law, then the Company instead shall pay you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for any dependents), subject to applicable tax withholdings, for the remainder of the COBRA Premium Period, which you may, but are not obligated to, use toward the cost of COBRA premiums.
d.    You understand and agree that the severance benefits set forth herein shall supersede and replace, and fully extinguish, any right to severance for a “Covered Termination” under the terms of that certain Executive Employment Agreement between you and the Company dated June 19, 2014 (the “Employment Agreement”) or any other agreements.

4.    Special Option Extension. As an additional incentive for your performance through the Transition Period, if you remain employed with the Company through December 31, 2016, the Company agrees to extend the period in which you may exercise your Equity Awards until September 30, 2017. Notwithstanding the foregoing, if it is mutually agreed between you and the Company’s CEO that the objectives of the Transition Period have been accomplished, and you thereafter resign your employment before December 31, 2016, the period in which you may exercise your Equity Awards will be extended to nine (9) months after the Separation Date.
5.    Change in Control. In addition to the foregoing, in the event the Company terminates your employment within three (3) months prior to, or within twelve (12) months following, the effective date of a Change in Control (as defined in the Employment Agreement), and such termination is a “separation from service” within the meaning of the Treasury Regulation Section 1.409A-1(h), the vesting and exercisability of all of your Equity Awards shall be accelerated in full. Except as otherwise expressly provided herein, amounts that are vested benefits or that you are otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Change in Control during the Transition Period shall be payable in accordance with such plan, policy, practice or program.
6.    Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional equity, compensation, bonus, severance or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and will not be owed any bonus, incentive compensation, commissions or equity. During the Transition Period, you will not be eligible for performance bonuses. However, you will be permitted to provide non-competing independent consulting services, not to exceed 8 hours per week, provided it does not interfere with your full-time work for the Company, and provided you remain in full compliance with your Confidentiality Agreement.
7.    Expense Reimbursements. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
8.    Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then by the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the Severance Benefits provided hereunder.
9.    Proprietary Information Obligations. You acknowledge and agree to abide by your continuing obligations under your Confidentiality Agreement, a copy of which is attached hereto as Exhibit B.
10.    Nondisparagement. You agree not to disparage the Company or any of its officers, directors, employees, stockholders, managers, members, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees to instruct its officers and directors not to disparage you in any manner likely to be harmful to your business or personal reputation. Notwithstanding the foregoing, nothing in this Agreement shall prevent you or the Company from responding accurately and fully to any question, inquiry or request for information when response is required by legal process.
11.    No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
12.    Miscellaneous. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If it occurs during the Transition Period, your death or full disability will not be considered to be a voluntary resignation, but will entitle you to the same benefits under this Agreement as if you were terminated involuntarily by the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.
If this Agreement is acceptable to you, please sign below and return the original to me. This offer will remain open for your consideration for ten (10) days from the date of this letter, after which time it will expire.

Sincerely,
Immune Design Corp.
By: /s/ Carlos Paya
Carlos Paya, Chief Executive Officer

I have read, understand and agree fully to the foregoing Agreement:
/s/ Richard T. Kenney                28 June 2016
Richard T. Kenney, M.D.             Date

Exhibit A
SEPARATION DATE RELEASE
(To be signed and returned to the Company on the Separation Date)
In exchange for the severance benefits to be provided to me by Immune Design Corp. (the “Company”) pursuant to the transition agreement between the Company and me dated June 23, 2016 (the “Agreement”), I hereby provide the following Separation Date Release (the “Release”).
In exchange for the consideration under the Agreement to which I would not otherwise be entitled, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date I sign this Release.
This release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (the “ADEA”) (as amended), or the California Fair Employment and Housing Act (as amended).
Notwithstanding the foregoing, I am not hereby releasing the Company from any of the following claims (collectively, the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which cannot be waived as a matter of law; or (c) any claims arising from the breach of the Agreement. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for this waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have had twenty-one (21) days to consider this Release; (d) I have seven (7) days following the date I sign this Release to revoke (in a written revocation sent to the Company’s Chief

Executive Officer); and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Release (the “Effective Date”).
In granting the releases herein, which include claims that may be unknown at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein.
I hereby represent that to date: (i) I have been paid all compensation owed and have been paid for all hours worked; (ii) I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or otherwise; and (iii) I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

By:
Richard T. Kenney, M.D.
Date:

Exhibit B

PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

In consideration of my employment or consultancy (as the case may be) by Immune Design Corp., a Delaware corporation (the “Company,” which term includes the Company’s subsidiaries and any of its affiliates), any opportunity for advancement or reassignment that the Company may offer me, the compensation paid to me in connection with such employment;
I, Richard Kenney, hereby agree as follows:
1.    Whenever used in this Proprietary Information and Inventions Agreement (the “Agreement”) the following terms will have the following meanings:

(a)    “Invention(s)” means discoveries, developments, designs, improvements, inventions and/or works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. This includes, but is not limited to, any new machine, article of manufacture, biological material, method, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.

(b)    “Proprietary Information” means information or physical material not generally known or available outside the Company or information or physical material entrusted to the Company by third parties. This includes, but is not limited to, Inventions, confidential knowledge, trade secrets, copyrights, product ideas, techniques, processes, formulas, object codes, biological materials such as nucleic acids, proteins, organisms, strands, cell lines, antibodies or antigen source materials, or fragments thereof, mask works and/or any other information of any type relating to documentation, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations. Proprietary Information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or may be in the nature of unwritten knowledge or know-how.

(c)    “Company Documents” means documents or other media that contain Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. “Company Documents” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents.

2.    I understand that the Company is engaged in a continuous program of research, development and production. I also recognize that the Company possesses or has rights to Proprietary Information (including certain information developed by me during my employment or consultancy (as the case may be) by the Company) that has commercial value in the Company’s business.
3.    I understand that the Company possesses Company Documents that are important to its business.
4.    I understand and agree that my employment or consultancy (as the case may be) creates a relationship of confidence and trust between me and the Company with respect to (i) all Proprietary Information, (ii) the confidential information of another person or entity with which the Company has a business relationship and is required by terms of an agreement with such entity or person to hold such information as confidential and (iii) all confidential information of Immune Design Corp. At all times, both during my employment or consultancy (as the case may be) by the Company and after its termination, I will keep in confidence and trust all such information, and I will not use or disclose any such information without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.
5.    In addition, I hereby agree as follows:
(a)    All Proprietary Information will be the sole property of the Company and its assigns, and the Company and its assigns will be the sole owner of all trade secrets, patents, copyrights and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information.
(b)    All Company Documents, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my employment or consultancy (as the case may be) will be and remain the sole property of the Company. I will return to the Company all such Company Documents, materials and property as and when requested by the Company, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement (my “Personal Documents”). Even if the Company does not so request, I will return all such Company Documents, materials and property upon termination of my employment or consultancy (as the case may be) by me or by the Company for any reason, and, except for my Personal Documents, I will not take with me any such Company Documents, material or property or any reproduction thereof upon such termination.
(c)    I will promptly disclose to the Company, or any persons designated by it, all Inventions relating to the Field, as defined below, made or conceived, reduced to practice or learned by me, either alone or jointly with others, during the term of my employment or consultancy (as the case may be) and for one (1) year thereafter. For purposes of this Agreement, “Field” means research, development, marketing or manufacturing of vaccines.

(d)    All Inventions that I conceive, reduce to practice, develop or have developed (in whole or in part, either alone or jointly with others) during the term of my employment or consultancy (as the case may be) will be the sole property of the Company and its assigns to the maximum extent permitted by law (and to the fullest extent permitted by law will be deemed “works made for hire”), and the Company and its assigns will be the sole owner of all patents, copyrights and other rights in connection therewith. I hereby assign to the Company my entire right, title and interest, whether possessed now or later acquired, in such Inventions. I agree that any Invention required to be disclosed under paragraph (c) above within one (1) year after the term of my employment or consultancy (as the case may be) will be presumed to have been conceived during my employment or consultancy (as the case may be). I understand that I may overcome the presumption by showing that such Invention was first conceived after the termination of my employment or consultancy (as the case may be).
NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140:
Any assignment of Inventions required by this Agreement does not apply to an Invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on the employee’s own time, unless (a) the Invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by the employee for the Company.

(e)    During or after my employment, upon the Company’s request and at the Company’s expense, I will execute all papers in a timely manner and do all acts reasonably necessary to apply for, secure, maintain or enforce patents, copyrights and any other legal rights in the United States and foreign countries in Inventions assigned to the Company under this Agreement, and I will execute all papers and do any and all acts reasonably necessary to assign and transfer to the Company or any person or party to whom the Company is obligated to assign its rights, my entire right, title and interest in and to such Inventions. This obligation will survive the termination of my employment or consultancy (as the case may be), but the Company will compensate me at a reasonable rate after such termination for time actually spent by me at the Company’s request on such assistance. In the event that the Company is unable for any reason whatsoever to secure my signature to any document reasonably necessary or appropriate for any of the foregoing purposes, (including renewals, extensions, continuations, divisions or continuations in part), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and in my behalf and instead of me, but only for the purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by me.
(f)    So that the Company may be aware of the extent of any other demands upon my time and attention, I will disclose to the Company (such disclosure to be held in confidence by the Company) the nature and scope of any other business activity in which I am or become engaged during the term of my employment or consultancy (as the case may be). During the term of my employment or consultancy (as the case may be), I will not engage in any other business activity that is related to the Company’s business or its actual or demonstrably anticipated research and development.

6.    As a matter of record I attach hereto as Exhibit 1 a complete list of all Inventions (including patent applications and patents) that have been made, conceived, developed or first reduced to practice by me, alone or jointly with others, prior to my employment or consultancy (as the case may be) with the Company that I desire to remove from the operation of this Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement. If in the course of my employment or consultancy with the Company, I use or incorporate into a product or process an Invention not covered by Paragraph 5(d) of this Agreement in which I have an interest, the Company is hereby granted a nonexclusive, fully paid-up, royalty-free, perpetual, worldwide license of my interest to use and sublicense such Invention without restriction of any kind.
7.    I represent that my execution of this Agreement, my employment or consultancy (as the case may be) with the Company and my performance of my proposed duties to the Company in the development of its business will not violate any obligations I may have to any former employer, or other person or entity, including any obligations to keep confidential any proprietary or confidential information of any such employer. I have not entered into, and I will not enter into, any agreement that conflicts with or would, if performed by me, cause me to breach this Agreement.
8.    In the course of performing my duties to the Company, I will not utilize any proprietary or confidential information of any former employer.
9.    I agree that this Agreement does not constitute an employment or consultancy (as the case may be) agreement for a specific duration and that, unless otherwise provided in a written contract signed by both an authorized officer of the Company and me, (i) my employment or consultancy (as the case may be) with the Company is “at will” and (ii) I will have the right to resign my employment or consultancy (as the case may be), and the Company will have the right to terminate my employment or consultancy (as the case may be), at any time and for any reason, with or without cause.
10.    This Agreement will be effective as of the first day of my employment or consultancy (as the case may be) by the Company and the obligations hereunder will continue beyond the termination of my employment in accordance with its terms and will be binding on my heirs, assigns and legal representatives. This Agreement is for the benefit of the Company, its successors and assigns (including all subsidiaries, affiliates, joint ventures and associated companies) and is not conditioned on my employment for any period of time or compensation therefor. I agree that the Company is entitled to communicate any obligations under this Agreement to any future employer or potential employer of mine.
11.    During the term of my employment and for one (1) year thereafter, I will not, without the Company's written consent, directly or indirectly be employed or involved with any business developing or exploiting any products or services that are competitive with products or services (a) being commercially developed or exploited by the Company during my employment and (b) on which I worked or about which I learned Proprietary Information during my employment with the Company.

12.    During the term of my employment and for one (1) year thereafter, I will not, personally or through others recruit, solicit or induce in any way any employee, advisor or consultant of the Company to terminate his or her relationship with the Company.
13.    I acknowledge that any violation of this Agreement by me may cause irreparable injury to the Company and I agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
14.    I agree that any dispute in the meaning, effect or validity of this Agreement will be resolved in accordance with the laws of the State of Washington without regard to its or any other jurisdiction's conflict of laws provisions. I further agree that if one or more provisions of this Agreement are held to be unenforceable under applicable Washington law, such provision(s) will be excluded from this Agreement and the balance of the AGreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.
15.    I HAVE READ AND UNDERSTOOD THIS AGREEMENT. THIS AGREEMENT MAY ONLY BE MODIFIED BY A SUBSEQUENT WRITTEN AGREEMENT EXECUTED BY TEH PRESIDENT OF THE COMPANY.

Dated: 27 August 2013                  By:     /s/ Richard Kenney
Richard Kenney

Accepted and Agreed to:
IMMUNE DESIGN CORP.

By:     /s/ Carlos V. Paya, M.D., Ph.D.
    Carlos V. Paya, M.D., Ph.D.

EXHIBIT 1

Immune Design Corp.
1616 Eastlake Avenue E., Suite 310
Seattle, WA 98102
Ladies and Gentlemen:
1.    The following is a complete list of all inventions or improvements relevant to the subject matter of my employment or consultancy (as the case may be) by Immune Design Corp. (the “Company”) that have been made or conceived or first reduced to practice by me, alone or jointly with others, prior to my employment or consultancy (as the case may be) by the Company that I desire to remove from the operation of the Proprietary Information and Inventions Agreement entered into between the Company and me.
X    No inventions or improvements.
__    Any and all inventions regarding:

__    Additional sheets attached.
2.    I propose to bring to my employment or consultancy (as the case may be) the following materials and documents of a former employer:
X    No materials or documents.
__    See below:

By: /s/ Richard Kenney
Richard Kenney